Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:21 PM 01/23/2014
FILED 03:21 PM 01/23/2014
SRV 140077615 — 2814567 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

U.S. DRY CLEANING SERVICES CORPORATION

U.S. Dry Cleaning Services Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

A.            The name of the corporation is “U.S. Dry Cleaning Services Corporation.”  The date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 29, 1997 under the name “First Virtual Merger Corporation”.  The date of filing of the Certificate of Merger of US Dry Cleaning Corporation with and into First Visual Communications, Inc. was December 30, 2005, which Certificate of Merger was amended by that certain Certificate of Correction filed with the Secretary of State of Delaware on March 28, 2007. The date of filing of the Certificate of Amendment of Certificate of Incorporation was May 26, 2009, which Certificate of Amendment of Certificate of Incorporation changed the name of the Corporation to U.S. Dry Cleaning Services Corporation.

B.            This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

C.            The text of the Certificate of Incorporation, as amended, is hereby amended and restated to read as follows:

“ARTICLE I

The name of the corporation is U.S. Dry Cleaning Services Corporation (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware, County of Sussex, 19958.  The name of the registered agent of the Corporation in the State of Delaware at such address is Harvard Business Services, Inc.

ARTICLE IV

Section 1.              Authorized Shares.  This Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.”   The total number of shares which the Corporation is authorized to issue is 130,000,000, of which 100,000,000 shares shall be Common Stock, $0.001 par value per share, and 30,000,000 shares shall be Preferred Stock, $0.001 par value per share.  Of the 30,000,000 shares designated Preferred Stock, 6,000,000 shares shall be designated Series A Cumulative Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and shall have the rights, preferences, privileges and restrictions specified in Article V below.  Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Corporation’s board of directors (the “Board of Directors”) may from time to time determine. A description of the different classes and series of the Corporation’s capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows.

Section 2.              Common Stock.  Except as otherwise provided by the General Corporation Law of the State of Delaware, in this Article IV, in Article V below or in any certificate of designation establishing a series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power of the corporation. Each share of Common Stock shall be equal in all respects to every other share of Common Stock. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive dividends and distributions out of funds legally available therefor, when, as and if declared by the Board of Directors, in such amounts and at such times, if any, as the Board of Directors shall determine, ratably in proportion to the number of shares of Common Stock held by each such record holder. Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for the payment of all debts and liabilities of the corporation, to receive the remaining assets of the corporation available for distribution, in cash or in kind, ratably in proportion to the number of shares of Common Stock held by each such holder.

Section 3.              Preferred Stock.  The Board of Directors is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:

(i)            the distinctive designations of each such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(ii)           the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and the dates when such dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series, the relative rights of priority, if any, of payment of dividends on the shares of that series, and the participating or other special rights, if any, with respect to such dividends;

(iii)          whether such series will have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of the exercise of such voting rights;

(iv)          whether the shares of such series will be redeemable or callable and, if so, the prices at which, and the terms and conditions on which, such shares may be redeemed or called, which prices may vary under different conditions and at different redemption or call dates;

(v)           the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series;

(vi)          whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(vii)         whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms of such conversion or exchange;

(viii)        whether the shares of such series that are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock;

(ix)          the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the corporation, or any subsidiary thereof, of, the Common Stock or any other class (or other series of the same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up of the corporation; and

(x)           the conditions and restrictions, if any, on the creation of indebtedness of the corporation, or any subsidiary thereof, or on the issue of any additional stock ranking on parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up of the corporation.

All shares within each series of Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.

ARTICLE V

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock and the holders thereof is as follows:

Section 1.              Issuance.  The Series A Preferred Stock shall be issued in accordance with the Restructuring Agreement (as defined below) at an issuance price of $2.00 per share (the “Series A Issue Price”).

Section 2.              Rank.  The Series A Preferred Stock shall rank: (i) subject to the requirements of Section 7, junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights senior to the Series A Preferred Stock (the “Senior Securities”); (ii) senior to all of the Corporation’s Common Stock; (iii) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, the “Junior Securities”); and (iv) subject to the requirements of Section 7, on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights on a parity with the Series A Preferred Stock (the “Parity Securities”).

Section 3.              Dividends.

(a)           So long as shares of Series A Preferred Stock remain outstanding, the holders of each share of the Series A Preferred Stock shall be entitled, from and after the date of issuance of such share, to receive, dividends, of an amount equal to 10% of the Series A Issue Price per share (as adjusted for any stock dividends, stock splits, combinations, recapitalizations involving equity securities of the Corporation, reclassifications or other similar events involving a change with respect to the Series A Preferred Stock) per annum with respect to each share of the Series A Preferred Stock (i) for the period (the “Initial Dividend Period”) prorated on a daily basis from the date of their original issue to and including June 30, 2014, and (ii) for each semi-annual dividend period (a “Semi-Annual Dividend Period”), which Semi-Annual Dividend Periods shall commence on each July 1 and January 1 after the Initial Dividend Period (i.e., commencing on July 1, 2014) and shall end on and include the day immediately preceding the first day of the next Semi-Annual Dividend Period.  Such dividends shall be cumulative and accruing daily from the date of original issue of such shares and shall be payable, if, when, and as declared by the Board of Directors, (A) on July 31, 2014 (in respect of the Initial Dividend Period), and (B) on January 31 (in respect of the Semi-Annual Dividend Period beginning the preceding July 1) and July 31 (in respect of the Semi-Annual Dividend Period beginning the preceding January 1) of each year thereafter.  Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 30 days nor less than 10 days preceding the payment date hereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof; provided, however, that if the Board of Directors declares a dividend in respect of the Initial Dividend Period, the Board of Directors shall set December 31, 2013 as the record date and payment date in respect of such dividend.  Dividends shall be payable in cash.  The holders of shares of Series A Preferred Stock shall be entitled to receive such dividends after the payment of any dividends to Senior Securities required by the Corporation’s Restated Certificate of Incorporation, as amended or amended and restated and in effect, including for this purpose any certificate(s) of determination (the “Certificate”), prior and in preference to any dividends paid to Junior Securities but in parity with any distribution to the holders of Parity Securities.

(b)           In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than (i) a distribution made in compliance with the provisions of Section 4 or (ii) a dividend or distribution made solely in Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive from the Corporation with respect to each share of Series A Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Series A Preferred Stock is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share.  Any such dividend or distribution shall be declared, ordered, paid and made at the same time such dividend or distribution is declared, ordered, paid and made on the Common Stock.  No dividend or distribution shall be declared, ordered, paid or made on the Common Stock unless the dividend or distribution on the Series A Preferred Stock provided for by this paragraph shall be declared, ordered, paid or made at the same time.

Section 4.              Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders immediately after any distributions to Senior Securities required by the Certificate, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to the holders of Parity Securities, an amount per share equal to the sum of the Series A Issue Price (as adjusted for any stock splits, combinations, recapitalizations involving equity securities of the Corporation, reclassifications of other similar events involving a change with respect to the Series A Preferred Stock) and any accrued but unpaid dividends on the Series A Preferred Stock.  If upon the occurrence of such event, and after the payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the holders of the Series A Preferred Stock and the holders of any Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Preferred Stock and holders of the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the amount each such holder would receive if such full preferential amounts were paid unless otherwise provided in the Certificate.

(b)           Upon the completion of the distributions required by Section 4(a), if assets remain in the Corporation, they shall be distributed to the holders of Junior Securities other than Common Stock with respect to any liquidation preference payable to such holders.

(c)           Upon the completion of the distributions required by Section 4(a) and Section 4(b), if assets remain in the Corporation, they shall be distributed to the holders of Common Stock.

(d)           A sale, lease, conveyance or disposition of all or substantially all of the capital stock or assets of the Corporation or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving the Corporation or a subsidiary thereof) in which the Corporation’s shareholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a “Transaction”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, unless (i) the holders of 66 2/3% of the then outstanding shares of the Series A Preferred Stock, vote affirmatively or consent in writing that such transaction shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4 or (ii) such Transaction shall have resulted in the conversion of the Series A Preferred Stock in accordance with Section 5(b); provided, however, that shares of the surviving entity held by holders of the capital stock of the Corporation acquired by means of other than the Transaction shall not be used in determining if the shareholders of the Corporation own a majority of the voting power of the surviving entity, but shall be used for determining the total outstanding voting power of such entity.

(e)           Prior to the closing of a Transaction described in Section 4(d) which would constitute a liquidation, dissolution or winding up within the meaning of this Section 4, the Corporation shall, at its sole option, either (i) make all distributions of cash or other property that it is required to make to the holders of Series A Preferred Stock pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds or other property from which the distributions required to be made to such holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Corporation from the Transaction will be used to make the liquidating payments to such holders immediately after the consummation of the Transaction.  In the event that the Corporation is unable to fully comply with any of the foregoing alternatives, the Corporation shall either: (x) cause such closing to be postponed until the Corporation complies with one of the foregoing alternatives, or (y) cancel such Transaction, in which event the rights of the holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed Transaction.

(f)            Each holder of Series A Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 5(a) or other applicable conversion provisions in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 4 and shall be provided with written notice of such liquidation, dissolution or winding up and the amount to be paid to a holder of a share of each class of capital stock of the Corporation not less than thirty (30) days in advance of such liquidation, dissolution or winding up.

Section 5.              Conversion of Series A Preferred Stock.  The Corporation and the record holders of the Series A Preferred Stock shall have conversion rights as follows:

(a)           Voluntary Conversion.  Each record holder of Series A Preferred Stock shall be entitled to convert at anytime, and from time to time, whole shares of Series A Preferred Stock for the Common Stock issuable upon conversion of the Series A Preferred Stock, at any time at the option of the holder thereof, subject to adjustment as provided in Section 5(d), as follows: Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is obtained by (I) multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Issue Price and (II) dividing the result thereof by the Conversion Price.  The Conversion Price shall initially be $2.00 per share of Series A Preferred Stock, subject to adjustment as provided in Section 5(d).  Accrued but unpaid dividends will be paid in cash upon any such conversion.

(b)           Forced Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price (i) upon the closing of the Corporation’s sale of equity securities in a public offering, whether in a bona fide firm commitment underwritten public offering or in a sale through retail brokers organized by an underwriter, or (ii) upon the closing of a merger or consolidation of the Corporation with and into a publicly traded entity (including a public shell company).

(c)           Mechanics of Conversion.  In order to convert Series A Preferred Stock into full shares of Common Stock, if (i) such conversion is pursuant to Section 5(a),the holder shall (A) fax or otherwise provide a copy of a fully executed notice of conversion (“Notice of Conversion”) to the Corporation at the office of the Corporation or to the Corporation’s designated transfer agent (the “Transfer Agent”) for the Series A Preferred Stock stating that the holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the Conversion Price (together with a copy of the front page of each certificate to be converted) and (B) surrender to a common courier for either overnight or two (2) day delivery to the office of the Corporation or its transfer agent, the original certificates representing the Series A Preferred Stock (the “Preferred Stock Certificates”) being converted, duly endorsed for transfer, and (ii) such conversion is pursuant to Section 5(b), the Corporation shall within three (3) Business Days of the Date of Conversion fax or otherwise provide a copy of a Notice of Conversion to the holders of Series A Preferred Stock stating that the shares of Series A Preferred Stock shall be converted into Common Stock, which notice shall specify the Date of Conversion, the number of shares of Series A Preferred Stock that are being converted, the Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion.  In the event of a conversion pursuant to Section 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the

Corporation or its transfer agent and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Section 5(c)(i)).

(i)            Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificates of like tenor and date; provided that the Corporation shall pay all costs of delivery (including insurance against loss and theft until delivered in an amount satisfactory to the holders of Series A Preferred Stock).  However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock or if such shares of Series A Preferred Stock have been otherwise converted into Common Stock.

(ii)           Delivery of Common Stock Upon Conversion.  The Corporation no later than 6:00 p.m. (California time) on the third (3rd ) business day after receipt by the Corporation or its transfer agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.  If by the third (3rd) Business Day after a Date of Conversion the Company fails to deliver the required number of shares of Common Stock in the manner required pursuant to this Section 5(c)(ii), and if after such third (3rd) Business Day and prior to the receipt of such shares of Common Stock, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock which the holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock that the Corporation was required to deliver to the holder in connection with the conversion at issue by (B) the closing sale price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the holder, either reinstate the portion of the Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its exercise and delivery obligations hereunder.  The holder shall provide the Corporation written notice and supporting documentation indicating the amounts payable to the holder in respect of the Buy-In.

(iii)          Date of Conversion.  The date on which a voluntary conversion pursuant to Section 5(a) occurs (the “Date of Voluntary Conversion”) shall be deemed to be the date the applicable Notice of Conversion is faxed to the Corporation or the Transfer Agent, as the case may be, provided that the copy of the Notice of Conversion is faxed to the Corporation on or prior to 6:00 p.m. (California time) on the Date of Conversion.  A forced conversion pursuant to Section 5(b) shall occur on the date on which such forced conversion is deemed to occur pursuant to Section 5(b) (the “Date of Forced Conversion”, and together with the Date of Voluntary Conversion, the “Date of Conversion”). The original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as practicable following the Date of Voluntary Conversion or as soon as practicable following the date such holder receives notice of the Date of Forced Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion.

(iv)          No Fractional Shares on Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in a reasonable manner by the Board of Directors) at the close of business on the Date of Conversion.

(d)           Adjustment of Conversion Price.

(i)            Adjustments of Conversion Price Upon Issuance of Common Stock.  If at any time after the first filing of this Restated Certificate of Incorporation, the Corporation shall issue or sell, or is, in accordance with Section 5(d)(i)(A) through (F), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale or deemed issue or sale (such lower price, the “Base Share Price” and each such issuance, a “Dilutive Issuance”), as adjusted hereunder, then, the Conversion Price shall be reduced to equal the Base Share Price.

For purposes of this Section 5(d)(i), the following subparagraphs (A) to (F) of this Section 5(d)(i) shall also be applicable:

(A)          Issuance of Rights or Options.  In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof (in all cases excluding the effect of a net issue election), by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding.  Except as otherwise provided in Section 5(d)(i)(C), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B)          Issuance of Convertible Securities.  In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Section 5(d)(i)(C), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 5(d)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)          Change in Option Price or Conversion Rate.  Upon the happening of any of the following events, namely, if (1) the purchase price or exercise price provided for in any Option referred to in Section 5(d)(i)(A), (2) the number of shares into which the Option is exercisable, (3) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(d)(i)(A) or (B), or (4) the rate at which Convertible Securities referred to in Section 5(d)(i)(A) or (B) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(D)          Stock Dividends.  In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than Common Stock or Series A Preferred Stock) payable in Common Stock, then any Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold for $0.01 per share, unless the holders of at least 66 2/3% of the then outstanding Series A Preferred Stock shall have consented to such dividend or distribution.

(E)           Consideration for Stock.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

(F)           Record Date.  In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)           Certain Issues of Common Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance or sale from and after the date of filing of this Restated Certificate of Incorporation of Anti-Dilution Excluded Securities (as defined below).

(iii)          Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock.  If the outstanding shares of Common Stock shall be subdivided or increased, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased.  If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(iv)          Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(v)           Adjustments for Merger, Sale, Lease or Conveyance.  In case of any share exchange, reorganization, consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease, conveyance or disposition to another Corporation of the assets of the Corporation as an entirety or substantially as an entirety, which is not treated as a liquidation, dissolution or winding up pursuant to Section 4(d), the Series A Preferred Stock shall after the date of such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, conveyance or disposition) upon conversion of the Series A Preferred Stock would have been entitled upon such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(vi)          Fractional Shares.  If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be rounded up to the whole number of shares.

(vii)         Notice of Adjustment.  Concurrent with any adjustment pursuant to this Section 5(d), the Corporation shall provide prompt notice to the holders of Series A Preferred Stock notifying such holders of any such adjustment.

Section 6.              Voting Rights.  Except to the extent otherwise expressly provided by law and in Section 7, the Series A Preferred Stock shall vote together with all other classes and series of voting stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation.  Each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible (determined without regard to Section 5(c)(iv)) on all matters to be voted on by the stockholders of the Corporation.

Section 7.              Protective Provisions.

(a)           The Corporation shall not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class:

(i)            increase or decrease the total number of authorized shares of Series A Preferred Stock or the authorized shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock (except as otherwise required by this Restated Certificate of Incorporation);

(ii)           increase or decrease the number of authorized shares of Preferred Stock or Common Stock (except as otherwise required by this Restated Certificate of Incorporation);

(iii)          alter, amend, repeal, substitute or waive any provision of this Restated Certificate of Incorporation or the Corporation’s bylaws, so as to affect adversely the voting powers, preferences or other rights, including, without limitation, the liquidation preferences, dividend rights, conversion rights, redemption rights or any reduction in the stated value of the Series A Preferred Stock, whether by merger, consolidation or otherwise;

(iv)          authorize, create, issue or sell any Senior Securities or any Parity Securities or securities that are convertible into Senior Securities or Parity Securities with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

(v)           authorize, create, issue or sell any Junior Securities other than Common Stock or securities that are convertible into Junior Securities other than Common Stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

(vi)          authorize, create, issue or sell any Series A Preferred Stock other than the Series A Preferred Stock authorized, created, issued and sold pursuant to the Restructuring Agreement and Series A Preferred Stock in replacement of lost or mutilated certificates therefore;

(vii)         declare or pay any dividends or distributions on the capital stock of the Corporation in a cumulative amount in excess of the dividends and distributions paid on the Series A Preferred Stock in accordance with this Restated Certificate of Incorporation;

(viii)        authorize or effect the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of the business of the Corporation; and

(ix)          purchase, redeem or otherwise acquire any capital stock of the Corporation other than Series A Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, capital stock of the Corporation or securities convertible into or exchangeable for capital stock of the Corporation.

Section 8.              Status of Converted Stock.  In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

Section 9.              Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock issued or issuable to the holders, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purposes, including, without limitation, using best efforts to obtain shareholder approval of any necessary amendment to the Certificate.

Section 10.            Definitions.  As used in this Certificate, the following capitalized terms have the following meanings.

“Affiliate” shall mean, with respect to any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity or other entity of any natural (“Person”), any Person that controls, is controlled by, or is under common control with, such Person.

“Anti-Dilution Excluded Securities” shall mean any of the following securities: (1)  securities issued to employees, consultants, officers or directors of the Corporation or options to purchase Common Stock granted by the Corporation to employees, consultants, officers or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and the grant of which is approved by the compensation committee of the Board of Directors; (2) the Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock; (3) for the avoidance of doubt, securities issued on the conversion of any Convertible Securities or the exercise of any options, in each case, outstanding on the date of the first filing of this Restated Certificate of Incorporation; and (4) for the avoidance of doubt, securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Section 5(d)(iii) or (iv).

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to remain closed.

“Closing Sale Price” shall mean, for the Common Stock as of any date, the last closing trade price for the Common Stock on the Trading Market as reported by Bloomberg Financial Markets (“Bloomberg”), or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, or, if the foregoing do not apply, the last closing trade price of such security on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing trade price is reported for such security by Bloomberg, the last closing ask price for such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the OTC Markets or its successor. If the Closing Sale Price cannot be calculated for the Common Stock on that date on any of the foregoing bases, the Closing Sale Price of the Common Stock on such date shall be the fair market value as determined in good faith by the Board of Directors.

“Restructuring Agreement” shall mean that certain Restructuring Purchase Agreement, dated on or about the date hereof, between the Corporation and the parties named therein.

“Trading Day” shall mean a day on which the Common Stock is traded on a Trading Market; provided, that in the event that the Common Stock is not listed or quoted on a Trading Market, then Trading Day shall mean a Business Day.

“Trading Market” shall mean whichever of The New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the OTC Bulletin Board or the OTC Markets on which the Common Stock is listed or quoted for trading on the date in question.

ARTICLE VI

The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors in accordance with the bylaws (the “Bylaws”) of the Corporation.  Except as otherwise required by the General Corporation Law of the State of Delaware, (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director; (ii) any director elected in accordance with the preceding clause (i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The manner by which a director of the Corporation may be removed from office shall be as provided in the Bylaws of the Corporation.  Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The Corporation may, to the fullest extent to which it is empowered to do so and under the circumstances permitted by the General Corporation Law of the State of Delaware or any other applicable laws, as they may from time to time be in effect, indemnify any person who was made or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the specific request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines and amounts incurred by him or her in connection with such action, suit or proceeding, and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the Corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification.

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director; provided, that in no event will the liability of any director of this Corporation be eliminated or otherwise limited (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph, or the adoption of any provision of this Restated Certificate of Incorporation inconsistent with the foregoing paragraph, shall not eliminate, reduce or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification in respect of any matter occurring, or any cause of action, suit or proceeding that, but for the foregoing paragraph, would accrue or arise, prior to such repeal, modification or adoption of an inconsistent provision.

ARTICLE IX

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

The Corporation is to have perpetual existence.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted pursuant to this reservation.

ARTICLE XII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation unless and to the extent the General Corporation Law of the State of Delaware shall provide otherwise.

ARTICLE XIII

The provisions of Section 203 of the General Corporation Law of the State of Delaware shall not be applicable to this corporation.”

The undersigned does hereby declare that the undersigned, a duly authorized officer of the Corporation, is the person who executed the foregoing Restated Certificate of Incorporation, which execution is the undersigned’s act and deed.

Signed: January 17, 2014

/S/ Alex Bond
Alex Bond, Chief Executive Officer